Filed Pursuant to Rule 433
Registration No. 333-197895

Pricing Term Sheet
January 8, 2016

Black Hills Corporation

This communication should be read in conjunction with the preliminary prospectus supplement dated January 8, 2016 and the accompanying base prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying base prospectus to the extent inconsistent with the information in the preliminary prospectus supplement and the accompanying base prospectus. In all other respects, this communication is qualified in its entirety by reference to the preliminary prospectus supplement and the accompanying base prospectus.

$250,000,000 2.500% Notes due 2019

Issuer:	Black Hills Corporation

Title of securities:	2.500% Notes due 2019

Aggregate principal amount offered:	$250,000,000 principal amount

Principal amount per note:	$1000 x $1000

Initial price to public:	99.877% of principal amount

Gross proceeds:	$249,692,500.00

Underwriters’ discount:	0.350%

Annual interest rate:	2.500% per annum

Yield to maturity:	2.543%

Benchmark:	1.250% UST due December 15, 2018

Benchmark yield:	1.193%

Spread to treasury:	+135 bps

Expected ratings (outlook):	S&P: BBB (stable) / Moody’s: Baa1 (negative outlook) / Fitch: BBB+ (negative watch) (1)

Interest payment dates:	January 11 and July 11 of each year, commencing July 11, 2016

Stated maturity:	January 11, 2019

Redemption:

Make-whole call:

Callable at the greater of par and the make-whole (Treasury Rate plus 25 bps) at any time, as described under the heading “Description of the Notes—Redemption” in the preliminary prospectus supplement.

Ranking:	Senior Unsecured

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC U.S. Bancorp Investments, Inc. Mitsubishi UFJ Securities (USA), Inc. Scotia Capital (USA) Inc.

Trade date:	January 8, 2016

Settlement date (T+3):	January 13, 2016

CUSIP / ISIN:	092113 AK5 / US092113AK56

$300,000,000 3.950% Notes due 2026

Issuer:	Black Hills Corporation

Title of securities:	3.950% Notes due 2026

Aggregate principal amount offered:	$300,000,000 principal amount

Principal amount per note:	$1000 x $1000

Initial price to public:	99.697% of principal amount

Gross proceeds:	$299,091,000.00

Underwriters’ discount:	0.650%

Annual interest rate:	3.950% per annum

Yield to maturity:	3.987%

Benchmark:	2.250% UST due November 15, 2025

Benchmark yield:	2.137%

Spread to treasury:	+185 bps

Expected ratings (outlook):	S&P: BBB (stable) / Moody’s: Baa1 (negative outlook) / Fitch: BBB+ (negative watch) (1)

Interest payment dates:	January 15 and July 15 of each year, commencing July 15, 2016

Stated maturity:	January 15, 2026

Redemption:

Make-whole call:

Callable at the greater of par and the make-whole (Treasury Rate plus 30 bps) at any time before July 15, 2025, as described under the heading “Description of the Notes—Redemption” in the preliminary prospectus supplement.

Par call:	Callable at par at any time on or after July 15, 2025, as described under the heading “Description of the Notes—Redemption” in the preliminary prospectus supplement.

Ranking:	Senior Unsecured

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC U.S. Bancorp Investments, Inc. Mitsubishi UFJ Securities (USA), Inc. Scotia Capital (USA) Inc.

Trade date:	January 8, 2016

Settlement date (T+3):	January 13, 2016

CUSIP / ISIN:	092113 AL3 / US092113AL30

(1) These securities ratings have been provided by Moody’s, S&P and Fitch, respectively. None of these ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus and related preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607, Mitsubishi UFJ Securities (USA), Inc. toll free at 1-877-649-6848, or Scotia Capital (USA) Inc. toll free at 1-800-372-3930.

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